Exhibit 23.6

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of AFC Gamma, Inc. on Form S-8 Post-Effective Amendment No. 1 (File No. 333-254480) of our report dated March 25, 2021, with respect to our audits of the consolidated financial statements of Acreage Holdings, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 appearing in the Current Report of AFC Gamma, Inc. on Form 8-K/A filed with the Securities and Exchange Commission on January 3, 2022, amending the Current Report of AFC Gamma, Inc. on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2021.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases, effective January 1, 2019, due to the adoption of the guidance in Accounting Standards Codification Topic 842, Leases.

/s/ Marcum llp

Marcum llp
New York, NY
January 7, 2022